Exhibit 23

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 2-32091, Registration Statement No. 2-53247, Registration Statement No. 2-58696, Registration Statement No. 33-2161, Registration Statement No. 33-8842, Registration Statement No. 33-31095, Registration Statement No. 33-37690, Registration Statement No. 33-46096, Registration Statement No. 33-46097, Registration Statement No. 33-46098, Registration Statement No. 33-50665, Registration Statement No. 33-56115, Registration Statement No. 333-2165, Registration Statement No. 333-31573, Registration Statement No. 333-42687, Registration Statement No. 333-67391, and Registration Statement No. 333-68592 of our report dated June 16, 2003, appearing in the Annual Report on Form 11-K of the Nelson Retirement and Savings Plan for the year ended December 31, 2002.

/s/ BLUE & CO., LLC

BLUE & CO., LLC
Seymour, Indiana
June 30, 2003